Exhibit 99.1

Selectis Health Makes Key Leadership Appointments

Jim Creamer Appointed as Interim Chief Financial Officer

Clifford Neuman Appointed to Board of Directors

Greenwood Village, CO – December 19, 2023 – Selectis Health, Inc. (OTC: GBCS) (“Selectis” or the “Company”) has appointed Jim Creamer as Interim Chief Financial Officer and Clifford Neuman to its board of directors. Creamer’s appointment is effective as of December 18, 2023, and Neuman’s appointment will be effective on January 1, 2024.

Appointment of Jim Creamer as Interim Chief Financial Officer

Following a 15-year investment banking career, Creamer brings nearly 20 years of experience in public company leadership roles. In addition to his role at Selectis, Creamer serves as the Principal of Corporate Solutions Advisors, LLC, which offers outsourced, fractional CFO services to small, growth-oriented companies across several industries. He has also served as the CFO and a director of both Virtual Interactive Technologies Corp., a publicly traded video game development company, and WestMountain Gold, Inc., a publicly traded mining company.

Prior to his role at WestMountain Gold, Creamer was the CFO of NexCore Healthcare Capital Corp. following the company’s acquisition of CapTerra Financial Group, Inc., where he previously served as CFO and later CEO. Creamer holds a Bachelor of Science degree in Finance from Arizona State University.

“Jim’s extensive financial leadership and public company experience will enable us to strengthen Selectis’ financial controls and continue progressing our long-term strategic initiatives,” said Adam Desmond, interim CEO of Selectis. “We look forward to working alongside Jim as we move the Company forward.”

Appointment of Clifford Neuman to the Board of Directors

For over 50 years, Neuman has been engaged as a principal in his own law firms, with an emphasis on corporate and securities law in the representation of companies across matters of corporate finance, mergers, acquisitions, reorganizations, and public and private offerings. He has also served on the boards of numerous public and non-profit companies. Neuman earned his Juris Doctorate degree from the University of Pennsylvania and his Bachelor of Arts degree, summa cum laude, Phi Beta Kappa, from Trinity College in Hartford, Connecticut.

Neuman previously served on the Company’s board of directors from 2014 to 2022, and he continues to serve as the Company’s primary legal counsel. In his current board appointment, Neuman will join the Company’s audit, nomination and governance, and compensation committees.

Desmond concluded: “Cliff brings years of service and deep legal expertise to Selectis, and we are grateful for his ongoing partnership in our business transformation. We welcome his continued contributions as he rejoins our board.”

About Selectis Health

Selectis Health owns and/or operates healthcare facilities in Arkansas, Georgia, Ohio, and Oklahoma, providing a wide array of living services, speech, occupational, physical therapies, social services, and other rehabilitation and healthcare services. Selectis focuses on building strategic relationships with local communities in which its partnership can improve the quality of care for facility residents. With its focused growth strategy, Selectis intends to deepen its American Southcentral and Southeastern market presence to better serve the aging population along a full continuum of care.

For more information, please visit www.selectis.com .

Investor Relations Contact

Scott Liolios or Jackie Keshner

Gateway Group, Inc.

(949) 574-3860

selectis@gateway-grp.com